Exhibit (a)(vii)

FORM OF E-MAIL REMINDER ABOUT EXPIRATION OF OFFER

This is a reminder that if you wish to exchange your eligible options pursuant to the REMEC, Inc. Offer to Exchange Certain Outstanding Options for Restricted Stock Units dated September 3, 2004 (the “Offer”), you must submit your properly completed Election Form via fax or hand delivery (e-mail is not sufficient) for receipt by 12:00 midnight, Pacific Daylight Time, on September 3, 2004 (the “Expiration Date”) to:

REMEC, Inc.

Attention: Bruce Elliott

14020 Stowe Drive Poway, CA 92014

Tel: (858) 505-3166

Fax: (858) 748-2967

or

Attention: Tim Jones

3790 Via de la Valle

Del Mar, CA 92014

Tel: (858) 505-3595

Fax: (858) 857-3751

This is a firm deadline. If your Election Form is received after this time, it will not be accepted. We urge you to respond early to avoid any last minute problems.

If you have already submitted an Election Form, your election to exchange your options may be withdrawn at any time prior to the Expiration Date. To withdraw your election, you must submit a Notice to Withdraw from the Offer prior to the Expiration Date per the procedures set forth in the Offer.

You should direct questions about the Offer to:

Bruce Elliott

REMEC, Inc.

Telephone: (858) 505-3166

E-mail: bruce.elliot@remec.com

or

Tim Jones

REMEC, Inc.

Telephone: (858) 505-3595

E-mail: tim.jones@remec.com

Thank you,

[Name]

REMEC, Inc.